WEST CANYON ENERGY CORP.
20333 STATE HIGHWAY 249, SUITE 200 - 113
HOUSTON, TX 77070-26133

April 15, 2009

BY EDGAR

Securities and Exchange Commission
100 F Street NE
Washington, DC 20549-7010
USA

Attention:	Joanna Lam
United States Securities and Exchange Commission
Division of Corporation Finance

Dear Sirs/Mesdames:

Re:	West Canyon Energy Corp.
Form 10-KSB for Fiscal Year Ended June 30, 2008
Filed September 29, 2008
Form 10-Q for Fiscal Quarter Ended September 30, 2008
Filed November 14, 2008
Form 10-Q for Fiscal Quarter Ended December 31, 2008
Filed February 17, 2009
File No. 333-130673

In connection with your comment letter dated March 30, 2009, West Canyon Energy Corp. (the “Company”) acknowledges that:

1.	the Company is responsible for the adequacy and accuracy of the disclosure in the filing;

2.	staff comments or changes to disclosure in response to staff comments do not foreclose the Commission from taking any action with respect to the filing; and

3.	the Company may not assert staff comments as a defense in any proceeding initiated by the Commission or any person under the federal securities laws of the United States.

WEST CANYON ENERGY CORP.

Per:	/s/ Shane Reeves
Shane Reeves
President